Exhibit 3.1
Conformed Copy

Certificate of Correction

of

Certificate of Designation

Charter Communications, Inc.
a Delaware corporation

         Charter Communications, Inc., a Delaware corporation (the “Company”), pursuant to Section 103(f) of the Delaware General Corporation Law, hereby certifies as follows:

         1.     The Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. filed with the Delaware Secretary of State on August 31, 2001, is an inaccurate record of the corporate action referred to therein.

         2.     Paragraph 1 on page 1 entitled “Designation and Amount” of the Certificate of Designation of Series A Convertible Redeemable Preferred Stock of the Company inaccurately designates such series as “Series A Convertible Preferred Stock.”

         3.     Paragraph 1 on page 1 entitled “Designation and Amount” of the Certificate of Designation of Series A Convertible Redeemable Preferred Stock of the Company, in correct form, should read in its entirety as follows:

“1. Designation and Amount. There is hereby designated a series of shares of Preferred Stock consisting of 1,000,000 shares designated “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”).”

         IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed by its Vice President this 5th day of September, 2001.

/s/ Marcy Lifton

Marcy Lifton, Vice President

Exhibit 3.1
Conformed Copy

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
OF
CHARTER COMMUNICATIONS, INC.

         Charter Communications, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1.     The name of the Corporation is Charter Communications, Inc.

         2.     The certificate of incorporation of the Corporation authorizes the issuance of 250,000,000 shares of Preferred Stock, $.001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

         3.     The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a “Series A Convertible Redeemable” series of Preferred Stock:

         RESOLVED, that one series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

         1.     Designation and Amount. There is hereby designated a series of shares of Preferred Stock consisting of 1,000,000 shares designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).

         2.     Dividends.

                  (a) The holders of shares of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at a rate per annum equal to Five and Three Quarters Percent (5.75%) of the Liquidation Preference per share, payable in cash, in accordance with the terms of this Section 2, and subject to increase as provided for in Section 2(b), (the “Dividend Rate”). Such dividends shall be cumulative from the first date of issuance of shares of Series A Preferred Stock (the “Issue Date”) regardless of when actually issued, whether or not in any Dividend Period or Dividend Periods (as defined below) there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day) (each such date being a “Dividend Payment Date” and each such quarterly period being a “Dividend Period”). Each such dividend shall be payable to the holders of record of shares of the Series A Preferred Stock as they appear on the share register of the Corporation on the corresponding Record Date. As used herein, the term “Record Date” means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such record date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                  (b) If for any reason the Corporation fails to make payment of all then accrued dividends on any Dividend Payment Date, the Dividend Rate with respect to Dividends accruing from and after such Dividend Payment Date shall be increased to Seven and Three Quarters Percent (7.75%) per annum. Such increase in the Dividend Rate shall continue in effect until such time as the Corporation cures such failure to make payment of all accrued dividends, at which time the Dividend Rate with respect to dividends accruing from and after the date of such cure shall be reduced to Five and Three Quarters Percent (5.75%) per annum.

                  (c) The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the annual Dividend Rate (as appropriately adjusted as required by Section 2(b) hereto) rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears; provided that if dividends are not paid in full on any Dividend Payment Date, dividends will cumulate as if the unpaid dividends were payable in cash and the Liquidation Preference had been increased by the amount of unpaid dividends until paid.

                  (d) Holders of shares of Series A Preferred Stock shall be entitled to share equally (on an as converted basis) in all such dividends declared upon the Series A Preferred Stock.

                  (e) So long as any shares of the Series A Preferred Stock are outstanding, no dividend, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Stock, nor shall any Parity Stock be redeemed, purchased or otherwise acquired for any consideration. When dividends are not paid in full or consideration sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any class of stock ranking on liquidation on a parity with the Series A Preferred Stock (such Preferred Stock ranking on liquidation on parity with the Series A Preferred Stock being referred to as “Parity Stock”) shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Parity Stock.

                  (f) So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or to effectuate a stock split on, or options, warrants or rights to subscribe for or purchase shares of, any other stock ranking on liquidation junior to the Series A Preferred Stock (“Junior Stock”)) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of the Corporation’s Class A Common Stock (“Common Stock”) for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) (any such dividend, distribution, redemption or purchase being hereinafter referred to as a “Junior Stock Distribution”) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and accrued and unpaid dividends on any other Parity Stock shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Stock and sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Securities.

         3.     Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding, on a pro rata basis with the holders of any Parity Stock then outstanding, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock that is senior to the Series A Preferred Stock being referred to hereinafter as “Senior Stock”) upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or other Junior Stock, an amount equal to the sum of (i) $100 per share (the “Liquidation Preference”) (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), and (ii) the amount of all declared but unpaid dividends on the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of any other Senior Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any Parity Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Except as set forth in this clause (a), holders of shares of Series A Preferred

Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Corporation.

                  (b) The merger or consolidation of the Corporation with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

         4.     Voting.

                  (a) General. Except as specifically set forth in the General Corporation Law of the State of Delaware or provided in the balance of this Section 4, the holders of shares of the Series A Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders.

                  (b) Voting by Class on Certain Matters. So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not amend its Certificate of Incorporation or Bylaws, without the written consent or the affirmative vote at a meeting called for that purpose of the holders of a majority of the votes of the shares of Series A Preferred Stock then outstanding, voting separately as a class, so as to (i) amend, alter or repeal any of the provisions of any resolution or resolutions establishing the Series A Preferred Stock so as to affect adversely the powers, preferences or special rights of such Series A Preferred Stock or (ii) authorize the issuance of, or authorize any obligation or security convertible into or evidencing the right to purchase shares of, any additional class or series of Senior Stock. Without limiting any of the foregoing, the Corporation shall have the right to issue any additional class or series of Parity Stock or Junior Stock without any approval of the shares of Series A Preferred Stock then outstanding.

         5.     Conversion Rights.

                  (a) Exercise of Conversion Rights. Each holder of Series A Preferred Stock shall have the right, at its option, at any time beginning with that date which is six (6) months after the Closing (as defined in that certain Agreement and Plan of Merger and Asset Purchase Agreement as of March 14, 2001, by and among Charter Communications, Inc. and Cable USA, Inc. (the “Merger Agreement”)) and ending with that date which is seven (7) years after the Closing, to convert, subject to the terms and provisions of this Section 5, all or any portion of its Series A Preferred Stock then outstanding into such number of fully paid and non-assessable shares of Common Stock as results from dividing (i) the sum of (A) the aggregate Liquidation Preference of all shares of Series A Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the applicable Conversion Price (as defined in Section 6 below) on the Conversion Date (as defined below). Such conversion shall be deemed to have been made at the close of business on the date that the certificate or certificates for shares of Series A Preferred Stock shall have been surrendered for conversion in accordance with this Section 5 and written notice shall have been received as provided in Section 5(b) (the “Conversion Date”), so that the person or persons entitled to receive the shares of Common Stock upon conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and such conversion shall be at the

Conversion Price in effect at such time. Upon conversion of any shares of Series A Preferred Stock pursuant to this Section 5, the rights of the holder of such shares upon the Conversion Date shall be the rights of a holder of Common Stock only, and each such holder shall not have any rights in its former capacity as a holder of shares of Series A Preferred Stock.

                  (b) Notice to the Corporation. In order to convert all or any portion of its outstanding Series A Preferred Stock into shares of Common Stock, the holder of such Series A Preferred Stock shall deliver the shares of Series A Preferred Stock to be converted to the Corporation at its principal office, together with written notice that it elects to convert those shares of Series A Preferred Stock into shares of Common Stock in accordance with the provisions of this Section 5. Such notice shall specify the number of shares of Series A Preferred Stock to be converted and the name or names in which the holder wishes the certificates for shares of Common Stock to be registered, together with the address or addresses of the person or persons so named, and, if so required by the Corporation, shall be accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation, duly executed by the registered holder of the shares of Series A Preferred Stock to be converted or by its attorney duly authorized in writing.

                  (c) Delivery of Certificate. As promptly as practicable after the surrender as hereinabove provided of shares of Series A Preferred Stock for conversion into shares of Common Stock, the Corporation shall deliver or cause to be delivered to the holder, or the holder’s designees, certificates representing the number of fully paid and non-assessable shares of Common Stock into which the shares of Series A Preferred Stock are entitled to be converted, together with a cash adjustment in respect of any fraction of a share to which the holder shall be entitled as provided in Section 5(d), and, if less than the entire number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series A Preferred Stock not so converted. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not close its Common Stock transfer books. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax if the shares of Common Stock are to be registered in a name different from that of the registered holder of Series A Preferred Stock).

                  (d) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of any shares of Series A Preferred Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the Liquidation Preference.

                  (e) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding. The Corporation shall take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series A Preferred Stock in accordance with the provisions of this Section 5.

                  (f) Shares Validly Issued and Non-Assessable. All shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock shall upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

                  (g) Retirement of Shares. Any shares of Series A Preferred Stock converted pursuant to the provisions of this Section 5 shall be retired and given the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board.

                  (h) Minimum Number of Shares of Series A Preferred Stock to be Converted. Each holder may only surrender shares of Series A Preferred Stock for conversion to Common Stock pursuant to Section 5 if the sum of the aggregate Liquidation Preference of such shares of Series A Preferred Stock to be converted exceeds $1,000,000; provided, however, that, notwithstanding this Section 5(h), if the aggregate Liquidation Preference of all Shares of Series A Preferred Stock held by such holder of Series A Preferred Stock is less than $1,000,000, such holder of Series A Preferred Stock may surrender all, but not less then all, of its shares of Series A Preferred Stock for conversion to Common Stock pursuant to this Section 5.

                  (i) Automatic Conversion.

                           (1) Transfer of Shares. In the event that a holder of shares of Series A Preferred Stock desires to transfer some or all of such shares other than to an Affiliate (as defined in the Merger Agreement), each share of Series A Preferred Stock so transferred shall automatically convert into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 6 hereof automatically and without further action, immediately upon the transfer of such shares; provided that the mortgage, pledge or other encumbrance of shares of the Series A Preferred Stock by a holder thereof to one or more banks, insurance companies or other financial institutions (each, a “Lender”) shall not trigger the conversion of such shares until such Lender forecloses on such shares, if ever.

                           (2) Mechanics of Conversion. Upon the occurrence of the events specified above, the outstanding shares of Series A Preferred Stock shall automatically convert without any further action by the holders of such shares or the Corporation whether the certificates evidencing such shares are surrendered to the Corporation or its transfer agent, and the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his, her or its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock were so converted and cash as provided in Section 5(d) above in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.

         6.     Conversion Price. As used herein, the “Conversion Price” for the Series A Preferred Stock shall initially be $24.71 per share of Common Stock, subject to adjustment as set forth below. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (a) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                  (b) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of stock of any class other than its Common Stock, (ii) of evidence of indebtedness of the Corporation or any subsidiary of the Corporation, (iii) of assets, or (iv) of rights or warrants, then in each such event provisions shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of (i) shares of such other class than the Company’s stock, (ii) evidence of indebtedness of the Corporation or any subsidiary of the Corporation, (iii) assets, or (iv) rights or warrants, as applicable, that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this under this Certificate of Designation with respect to the rights of the holders of the Series A Preferred Stock.

                  (c) Consolidation, Merger, Sale, Lease or Conveyance or Reclassifications or Reorganizations. In case the Corporation shall at any time after the date of issuance of the Series A Preferred Stock consolidate with, or merge with or into, any other corporation or entity or engage in any reorganization, recapitalization, sale of all or substantially all of the Corporation’s assets to any entity or any other transaction which is effected in such a manner that the holders of Common Stock or Series A Preferred Stock are entitled to receive stock, securities or assets with respect to or in exchange for the Common Stock or Series A Preferred Stock, then each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance or such reclassification, reorganization or other change be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance or such reclassification, recapitalization or other change) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance or such reclassification, recapitalization or other change; and if the applicable event does not constitute a Change in Control, the provisions set forth in this Section 6 with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

                  (d) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in subsections (a), (b) or (c) of this Section 6, the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 15 days prior to the date so fixed, and in the case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action.

                  (e) Statement Regarding Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Each such statement shall be signed by the Corporation’s Chief Financial Officer.

                  (f) Treasury Stock. For the purposes of this Section 6, the sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.

                  (g) Stockholder Approval. Notwithstanding any other provision in this Section 6 to the contrary, no adjustment (other than as set forth in this Section 6(g)) shall be made in the Conversion Price prior to the receipt by the Corporation of any requisite stockholder approval required by the rules of the National Association of Securities Dealers, Inc., if such rules are applicable to such adjustment. If such rules are applicable, (i) the Conversion Price shall immediately be adjusted to the maximum extent as would not require stockholder approval under such rules and (ii) the Corporation shall use its commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable, including by calling a special meeting of stockholders to vote on such Conversion Price adjustment.

         7.     Good Faith. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the shares of Series A Preferred Stock against impairment of any kind.

         8.     Redemption Rights.

                  (a) The Series A Preferred Stock shall not be redeemable by the Corporation prior to that date which is three (3) years after the Closing (the “First Call Date”). On and after the First Call Date, to the extent the Corporation shall have funds legally available for such payment, the Corporation may redeem at its option shares of Series A Preferred Stock, at any time in whole or from time to time in part, at a redemption price per share equal to the Liquidation Preference, plus accrued and unpaid dividends thereon to the date fixed for redemption (the “Redemption Price”).

                  (b) Upon the date that is seven (7) years after the Closing (the “Maturity Date”), all then outstanding shares of Series A Preferred Stock shall be redeemed by the Corporation at a redemption price per share equal to the Redemption Price.

                  (c) The Company shall redeem in full the Series A Preferred Stock, at the Redemption Price, on the date of the occurrence of a Change of Control. “Change of Control” means a reorganization, merger, consolidation or other transaction or transactions (whether or not the Company is a party thereto and specifically including, without limitation, open market purchases of securities) as a result of which any person or entity or “group” of persons and/or entities becomes the “beneficial owner” (as those terms are defined in and construed by judicial authority under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, as that Rule may be amended from time to time) of Common Stock or options, warrants or other rights to acquire Common Stock or and Convertible Securities representing in the aggregate at least 50% of the ordinary voting power of the Company in the election of directors.

                  (d) Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.

         9.     Procedure for Redemption.

                  (a) In the event that fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata (with any fractional shares being rounded to the nearest whole share) as may be determined by the Board of Directors.

                  (b) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: the redemption date (which shall be a date on or after the First Call Date); the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; the redemption price; the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and that dividends on the shares to be redeemed will cease to accrue on such redemption date.

                  (c) Notice having been mailed as aforesaid, from and after the redemption date, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Convertible issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its Senior Vice President, the 31st day of August, 2001. The signature below shall constitute the affirmation or acknowledgment of the signatory that the instrument is the act and deed of the Corporation and that the facts stated herein are true.

/s/ Curtis S. Shaw

Curtis S. Shaw

Senior Vice President